EXHIBIT 21

MATSON, INC.

Subsidiaries as of December 31, 2024

ABHI-Crockett, Inc.	Hawaii
Matson Navigation Company, Inc.	Hawaii
Subsidiaries:
Matson Alaska, Inc.	Delaware
Subsidiaries:
Horizon Lines Holding Corp.	Delaware
Subsidiaries:
Horizon Lines of Puerto Rico, LLC	Delaware
HLPR Holding Corp.	Delaware
Horizon Logistics, LLC	Delaware
Subsidiaries:
Horizon Services Group, LLC	Delaware
Aero Logistics, LLC	Delaware
Horizon Lines, LLC	Delaware
Subsidiaries:
Horizon Lines of Guam, LLC	Delaware
Horizon Lines Vessels, LLC	Delaware
H-L Distribution Service, LLC	Delaware
Matson Navigation Company of Alaska, LLC	Delaware
Subsidiaries:
Horizon Lines Merchant Vessels, LLC	Delaware
Subsidiaries:
Horizon Lines Alaska Vessels, LLC	Delaware
Horizon Lines Alaska Terminals, LLC	Delaware
Matson Logistics, Inc.	Hawaii
Subsidiaries:
Matson Logistics Services, LLC	Hawaii
Matson Logistics, MX, S. de R.L. de C.V.	Mexico
Matson Logistics Warehousing, Inc.	Hawaii
Span Intermediate, LLC	Delaware
Subsidiary:
Span Acquisition Co., LLC	Delaware
Subsidiaries:
Span-Alaska Transportation, LLC	Washington
Alaska Freight Express, LLC	Washington
Midnight Sun Transportation Services, LLC	Alaska
AERAS Technologies, LLC	California
Matson Navigation Vessels, LLC	Delaware
Matson Terminals, Inc.	Hawaii
Matson Ventures, Inc.	Hawaii
Matson Logistics (Shanghai) Co., Ltd.	China
Matson Shipping (Hong Kong) Limited	Hong Kong
Matson Shipping (Shanghai) Co., Ltd.	China
Matson Logistics Limited	Hong Kong
Matson Shipping Japan KK	Japan
Matson South Pacific Holdco Limited	New Zealand
Subsidiary:
Matson South Pacific Limited	New Zealand
Subsidiaries:
Tranz Pacific Ship Management Limited	New Zealand
Island Chief Shipping Limited	Antigua & Barbuda
Liloa II Shipping Limited	Antigua & Barbuda
Olomana Shipping Limited	Antigua & Barbuda
Papa Mau Shipping Limited	Antigua & Barbuda